CRC SELECT II

HARTFORD LIFE INSURANCE COMPANY

File No. 333-157272

Supplement dated May 13, 2009 to the Prospectus dated May 1, 2009

In the “State Variations” section, the contingent deferred sales charge schedule for New York is deleted and replaced with the following:

Guarantee	Initial	Subsequent Guarantee Period
Period Year	Guarantee Period	Five Years or Longer	Four Years	Three Years	Two Years	One Year
1	7%	5%	4%	3%	2%	1%
2	6%	4%	3%	2%	1%	0%
3	5%	3%	2%	1%	0%	0%
4	4%	2%	1%	0%	0%	0%
5	3%	1%	0%	0%	0%	0%
6	2%	0%	0%	0%	0%	0%
7	1%	0%	0%	0%	0%	0%
8	0%	0%	0%	0%	0%	0%
9	0%	0%	0%	0%	0%	0%
10	0%	0%	0%	0%	0%	0%

This Supplement Should Be Retained With The Prospectus For Future Reference.

HV-7920